UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 28, 2007
PICO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

California	10-18786	94-2723335

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

875 Prospect Street, Suite 301, La Jolla, California	92037

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(858) 456-6022
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business Operations
Item 1.01 Entry into a Material Definitive Agreement
     On February 28, 2007, PICO Holdings, Inc., a California corporation (“PICO”), entered into a Securities Purchase Agreement with certain accredited investors pursuant to which PICO sold 2,823,000 newly-issued shares of its common stock at a purchase price of $37.00 per share, for net proceeds to PICO, after issuance costs, of approximately $100.2 million. Under the terms of the Securities Purchase Agreement, PICO has agreed to file with the Securities and Exchange Commission, as promptly as possible, a registration statement on Form S-3 to register the 2,823,000 common shares for resale.
     The summary of the terms of the Securities Purchase Agreement in the preceding paragraph does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a form of which is attached hereto as Exhibit 10.11.
Section 3 Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities
     On February 28, 2007, PICO completed a private placement of 2,823,000 common shares to accredited investors at a price of $37.00 per share, or an aggregate offering price of $104,451,000. These 2,823,000 common shares were sold in a transaction which was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4 (2) thereof, since this was a private placement transaction with a limited number of accredited investors. PICO’s press release dated March 1, 2007 announcing the private placement is furnished herewith as Exhibit 99.1.
Section 9 Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

Exhibit Number	Description

10.11	Form of Securities Purchase Agreement between PICO and the Accredited Investors

99.1	Press Release of PICO dated March 1, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PICO HOLDINGS, INC.

Date: March 2, 2007	By:	/s/ Maxim C. W. Webb

Maxim C. W. Webb Chief Financial Officer and Treasurer

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